For Immediate Release

Vishay Precision Group Reports Fiscal 2013 First Quarter Results

Net revenues up 2.9% year-over-year and 12.6% sequentially. Increasing market demand in all segments supports guidance in the range of $60 million to $65 million for the second quarter of fiscal year 2013.

MALVERN, Pa. (May 7, 2013) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced financial results for its first quarter ended March 30, 2013.

Net revenues for the first quarter of 2013 were $57.5 million, including the impact of the acquisition of KELK during the quarter, representing a 2.9% increase from $55.8 million of net revenues for the comparable prior year period. Comparing the results of the first quarter of 2013 to the fourth quarter of 2012, net revenues for the first quarter of 2013 increased by $6.5 million, or 12.6%, from $51.0 million.

Net earnings attributable to VPG stockholders for the first quarter of 2013 were $1.3 million, or $0.09 per diluted share, compared to net earnings attributable to VPG stockholders for the first quarter of 2012 of $1.6 million, or $0.12 per diluted share.

Net earnings attributable to VPG stockholders for the first quarter of 2013 include approximately $0.9 million of acquisition and restructuring costs which affect comparability, as listed on the attached reconciliation table. Adjusted net earnings attributable to VPG stockholders for the first quarter of 2013 were $1.9 million or $0.14 per diluted share, versus net earnings attributable to VPG stockholders of $1.6 million, or $0.12 per diluted share for the comparable prior year period.

Ziv Shoshani, chief executive officer of VPG, said, “The inclusion of two months of KELK results in the quarter is primarily responsible for our consolidated revenue increase. I am also encouraged that we are experiencing sequential increased order levels, mainly in the Americas and European regions.”

Mr. Shoshani added, “The KELK integration is going smoothly and we remain on track to complete it within this fiscal year. We will continue to focus on our strategy of enhancing organic growth and operational efficiency, investing in our technology and pursuing acquisitions with the goal of increasing shareholder value.”

Segments

The Foil Technology Products segment revenues were $24.4 million in the first quarter of 2013, down 12.4% from $27.8 million in the first quarter last year, and relatively flat from $24.5 million in the fourth quarter of 2012. The gross margin for the segment decreased to 37.6% for the first quarter of 2013 versus 40.7% in the first quarter last year and 40.6% in the fourth quarter of 2012. The year-over-year decrease in gross margin is primarily due to lower volume. The sequential decrease in gross margin was due to the impact of exchange rates, reduction of productivity due to lower demand in Japan and a reduction in inventory.

The Force Sensors segment revenues were $16.4 million in the first quarter of 2013, down 1.2% from $16.6 million in the first quarter last year, and up 5.8%, from $15.5 million in the fourth quarter of 2012. The gross margin for the segment was 26.8% in the first quarter of 2013 versus 17.9% in the first quarter of 2012 and 22.5% in the fourth quarter of 2012. The year-over-year improvement is primarily due to manufacturing cost reduction and one-time positive effects. The sequential increase in gross margin is mainly due to increased volume and one-time positive effects.

The Weighing and Control Systems segment revenues increased to $16.7 million in the first quarter of 2013, up 46.1% from $11.4 million in the first quarter last year, and up 51.9% from $11.0 million in the fourth quarter of 2012. The gross margin for the segment was 45.8% in the first quarter of 2013 versus 40.0% in the first quarter of 2012 and 37.6% in the fourth quarter of 2012. The year-over-year improvement is primarily due to the inclusion of two months of KELK results in the segment. The sequential increase in gross margin is due to two months of KELK results and improvements in volume in the on-board weighing business.

Outlook

Mr. Shoshani concluded, “With the consolidation of KELK’s business into ours and continued improvement in market demand for all of our segments, we expect net revenues in the range of $60 million to $65 million for the second quarter of 2013.”

Conference Call and Webcast

A conference call will be held on May 7, 2013 at 10:00 a.m. EDT (9:00 a.m. CDT). To access the conference call, interested parties may call 888-317-6016 or internationally 412-317-6016, or log on to the investor relations page of the VPG website at http://ir.vishaypg.com.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally 412-317-0088 and using the conference number: 10027576. The replay will also be available on the investor relations page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's Force Sensors Products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vishaypg.com.

Forward-Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies, including KELK, the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the year ended December 31, 2012. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Vishay Precision Group, Inc.
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
Wendy.wilson@vishaypg.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statement of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	March 30,	March 31,
	2013	2012
Net revenues	$57,461	$55,844
Costs of products sold	36,254	36,964
Gross profit	21,207	18,880
Gross margin	36.9%	33.8%
Selling, general, and administrative expenses	17,797	16,516
Acquisition costs	487	-
Restructuring costs	388	-
Operating income	2,535	2,364
Operating margin	4.4%	4.2%
Other income (expense):
Interest expense	(197)	(72)
Other	(376)	202
Total other income (expense) - net	(573)	130
Income before taxes	1,962	2,494
Income tax expense	618	860
Net earnings	1,344	1,634

Less: net earnings attributable to noncontrolling interests	49	11
Net earnings attributable to VPG stockholders	$1,295	$1,623

Basic earnings per share attributable to VPG stockholders	$0.10	$0.12

Diluted earnings per share attributable to VPG stockholders	$0.09	$0.12

Weighted average shares outstanding - basic	13,387	13,362

Weighted average shares outstanding - diluted	13,928	13,868

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	March 30,	December 31,
	2013	2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$64,690	$93,881
Accounts receivable, net	33,366	28,766
Inventories, net	58,484	49,389
Deferred income taxes	4,159	4,258
Prepaid expenses and other current assets	14,490	9,572
Total current assets	175,189	185,866

Property and equipment, net	51,825	52,092
Goodwill	23,980	-
Intangible assets, net	25,815	8,009
Other assets	17,819	17,206
Total assets	$294,628	$263,173

Liabilities and equity
Current liabilities:
Trade accounts payable	$10,373	$9,190
Payroll and related expenses	13,341	12,831
Other accrued expenses	16,346	8,499
Income taxes	1,053	1,425
Current portion of long-term debt	3,154	167
Total current liabilities	44,267	32,112

Long-term debt, less current portion	32,270	11,154
Deferred income taxes	1,788	1,831
Other liabilities	7,546	7,433
Accrued pension and other postretirement costs	13,123	13,835
Total liabilities	98,994	66,365

Commitments and contingencies

Equity:
Common stock	1,236	1,235
Class B common stock	103	103
Capital in excess of par value	182,492	181,938
Retained earnings	29,651	28,356
Accumulated other comprehensive income (loss)	(18,043)	(14,983)
Total Vishay Precision Group, Inc. stockholders' equity	195,439	196,649
Noncontrolling interests	195	159
Total equity	195,634	196,808
Total liabilities and equity	$294,628	$263,173

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Three fiscal months ended
	March 30,	March 31,
	2013	2012
Operating activities:
Net earnings	$1,344	$1,634
Adjustments to reconcile net earnings to
net cash (used in) provided by operating activities:
Depreciation and amortization	3,007	2,975
(Gain) loss on disposal of property and equipment	(5)	177
Share-based compensation expense	335	239
Inventory write-offs for obsolescence	187	224
Other	(278)	(208)
Changes in operating assets and liabilities	(5,972)	(930)
Net cash (used in) provided by operating activities	(1,382)	4,111

Investing activities:
Purchase of property and equipment	(818)	(2,588)
Proceeds from sale of property and equipment	13	150
Purchase of businesses, net of cash acquired	(49,888)	-
Net cash used in investing activities	(50,693)	(2,438)

Financing activities:
Proceeds from long-term debt	25,000	-
Principal payments on long-term debt and capital lease obligations	(789)	(46)
Debt issuance costs	(384)	-
Distributions to noncontrolling interests	(13)	-
Net cash provided by (used in) financing activities	23,814	(46)
Effect of exchange rate changes on cash and cash equivalents	(930)	587

(Decrease) increase in cash and cash equivalents	(29,191)	2,214

Cash and cash equivalents at beginning of period	93,881	80,828
Cash and cash equivalents at end of period	$64,690	$83,042

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	March 30,	March 31,
	2013	2012
GAAP net earnings attributable to VPG stockholders	$1,295	$1,623

Reconciling items affecting operating margin
Acquisition costs	487	-
Restructuring costs	388	-

Reconciling items affecting tax expenses (benefit)
Tax effect of acquisition and restructuring cost
adjustments	(276)	-
Adjusted net earnings	$1,894	$1,623

Weighted average shares outstanding - diluted	13,928	13,868

Adjusted earnings per diluted share	$0.14	$0.12

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